UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2022

iCap Vault 1, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-236458	83-1413280
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3535 Factoria Blvd. SE, Suite 600, Bellevue, WA	98006
(address of principal executive offices)	(zip code)

(425) 278-9030

(registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Lynnwood Purchase Agreement

On March 11, 2022, VH Senior Care LLC (“Senior Care”) entered into a Residential Purchase and Sale Agreement (the “Lynnwood Purchase Agreement”) by and between Senior Care, on the one hand, and Motbaynor Tebeje and Selamawit Zelealem on the other (together, the “Lynnwood Sellers”). Senior Care is a wholly owned subsidiary of Vault Holding, LLC (“Holding”), which is a wholly owned subsidiary of iCap Vault 1, LLC (the “Company”).

Pursuant to the terms of the Lynnwood Purchase Agreement, Senior Care agreed to purchase from the Lynnwood Sellers, and the Lynnwood Sellers agreed to sell to Senior Care, that certain real property located at 1226 160th St. SW, Lynnwood, WA 98087 (the “Lynnwood Property”) for a purchase price of $1,775,000. Senior Care made an earnest money deposit in the amount of $25,000 pursuant to the terms of the Lynnwood Purchase Agreement. The Lynnwood Purchase Agreement is subject to Senior Care’s review of a preliminary commitment for title insurance, together with any easements, covenants, conditions and restrictions of record.

The Lynnwood Purchase Agreement contains contingencies to close, representations, warranties, covenants, and closing conditions customary for a transaction of this type.

The Company expects that the purchase of the Lynnwood Property will close on or about March 25, 2022.

A copy of the Lynnwood Purchase Agreement is attached as Exhibit 10.1 hereto. The above description is qualified in its entirety by reference to the complete text of the Lynnwood Purchase Agreement.

Lynnwood Lease Agreement

On March 21, 2022, Senior Care entered into a Lease Agreement (the “Lynnwood Lease”) with AFH Senior Care C Corp. (“AFH”). Pursuant to the terms of the Lynnwood Lease, AFH agreed to lease the Lynnwood Property from Senior Care, beginning on the date that the Lynnwood Property is conveyed to Senior Care, and continuing through March 31, 2027, subject to extension or earlier termination as set forth in the Lynnwood Lease. If the Lynnwood Lease does not commence on or before April 17, 2022, either party may terminate the Lynnwood Lease with at least 30 days’ notice. The monthly rent is $11,717 for the first 12 months. Thereafter, effective as of each anniversary of the commencement date of the Lynnwood Lease, the base rent will increase to an amount equal to 103% of the base rent in effect immediately prior to the adjustment.

A copy of the Lynnwood Lease is attached as Exhibit 10.2 hereto. The above description is qualified in its entirety by reference to the complete text of the Lynnwood Lease.

Burien Purchase Agreement

On March 14, 2022, Senior Care entered into a Residential Purchase and Sale Agreement (the “Burien Purchase Agreement”) by and between Senior Care, on the one hand, and Christopher Steve Torkelson and Daniela C. Torkelson on the other (together, the “Burien Sellers”).

Pursuant to the terms of the Burien Purchase Agreement, Senior Care agreed to purchase from the Burien Sellers, and the Burien Sellers agreed to sell to Senior Care, that certain real property located at 302 SW 146th St., Burien, WA 98166 for a purchase price of $1,000,000. The Burien Purchase Agreement is subject to Senior Care’s review of a preliminary commitment for title insurance, together with any easements, covenants, conditions and restrictions of record.

The Burien Purchase Agreement contains contingencies to close, representations, warranties, covenants, and closing conditions customary for a transaction of this type.

A copy of the Burien Purchase Agreement is attached as Exhibit 10.3 hereto. The above description is qualified in its entirety by reference to the complete text of the Burien Purchase Agreement.

The Company expects that the purchase of the Burien Property will close on or about March 25, 2022.

Burien Lease Agreement

On March 21, 2022, Senior Care entered into a Lease Agreement (the “Burien Lease”) with AFH. Pursuant to the terms of the Burien Lease, AFH agreed to lease the Burien Property from Senior Care, beginning on the date that the Burien Property is conveyed to Senior Care, and continuing through March 31, 2027, subject to extension or earlier termination as set forth in the Burien Lease. If the Burien Lease does not commence on or before April 17, 2022, either party may terminate the Burien Lease with at least 30 days’ notice. The monthly rent is $8,000 for the first 12 months. Thereafter, effective as of each anniversary of the commencement date of the Burien Lease, the base rent will increase to an amount equal to 103% of the base rent in effect immediately prior to the adjustment.

A copy of the Burien Lease is attached as Exhibit 10.4 hereto. The above description is qualified in its entirety by reference to the complete text of the Burien Lease.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description

10.1	Residential Purchase and Sale Agreement, dated March 11, 2022, by and between VH Senior Care LLC, on the one hand, and Motbaynor Tebeje and Selamawit Zelealem, on the other.
10.2	Lease Agreement (Lynnwood), dated March 21, 2022, by and between VH Senior Care LLC and AFH Senior Care C Corp.
10.3	Residential Purchase and Sale Agreement, dated March 14, 2022, by and between VH Senior Care LLC, on the one hand, and Christopher Steve Torkelson and Daniela C. Torkelson, on the other.
10.4	Lease Agreement (Burien), dated March 21, 2022, by and between VH Senior Care LLC and AFH Senior Care C Corp.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

iCap Vault 1, LLC

Dated: March 24, 2022		/s/ Chris Christensen
	By:	Chris Christensen
	Its:	Chief Executive Officer